Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Number 333-131524-01
The information in this additional information statement may be changed. This additional information statement is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
Additional Information Statement dated February 5, 2007
The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322.
Superior Wholesale Inventory Financing Trust 2007-AE-1
Issuing Entity
$823,600,000 Class A Floating Rate Asset Backed Term Notes, Series 2007-A
$112,700,000 Class B Floating Rate Asset Backed Term Notes, Series 2007-A
$48,300,000 Class C Floating Rate Asset Backed Term Notes, Series 2007-A
Wholesale Auto Receivables LLC Depositor
GMAC LLC Sponsor and Servicer
This additional information statement (this “Additional Statement”) relates to the Class A term notes, the Class B term notes and the Class C term notes offered by the preliminary prospectus supplement, dated February 5, 2007 (the “Preliminary Prospectus Supplement”). Unless the context indicates otherwise, defined terms in this Additional Statement that are not otherwise defined herein have the meanings given to them in the Preliminary Prospectus Supplement. This Additional Statement is not an independent offer to sell the offered notes or the solicitation of an offer to buy the offered notes and should be read only in conjunction with the Preliminary Prospectus Supplement. To the extent that the information directly set forth in this Additional Statement is inconsistent with the information in the Preliminary Prospectus Supplement, you should rely upon the information in this Additional Statement.
Certain changes have been made to the Preliminary Prospectus Supplement. This additional information statement summarizes certain of those changes.
•	Changes have been made to the information under the heading “The Transfer and Servicing Agreements—Application of Interest Collections” such that, if the term notes are in a Cash Accumulation Period, with respect to each class of offered notes, (i) amounts on deposit in the cash accumulation reserve funds related to that class of offered notes may be made available to pay amounts due, if any, under the basis swap related to such class of term notes (other than termination amounts to be paid under such basis swap to the basis swap counterparty due to a default by the basis swap counterparty) and interest on such class of term notes, and (ii) the amount of funds that may be made available from the related cash accumulation reserve fund will account for the ability of the trust to pay such amounts from the cash accumulation reserve fund. See pages S-31 through S-37.

•	A Change has been made under “The Transfer and Servicing Agreements—Basis Swaps—Replacement of the Basis Swap Counterparty” to remove one of the designated events specified with respect to the basis swaps. See page S-50.

•	Changes have been made to the information under the heading “The Transfer and Servicing Agreements—Investment of Funds” and also to the definition of the term “Eligible Investments” under the heading “Glossary of Principal Terms” to require that, in order for the trust and the servicer to invest in certain investments, those investments must be rated by Standard & Poor’s Ratings Services, Moody’s Investors Service, Inc. and each other rating agency then rating such obligation in the highest investment category granted thereby. See pages S-54 and S-73.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this Additional Statement, the Preliminary Prospectus Supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Underwriters for the Class A term notes, the Class B term notes and the Class C term notes:

Banc of America Securities LLC	Morgan Stanley